EXHIBIT 21.1

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

SUBSIDIARIES

Subsidiary	Jurisdiction or State of Organization
Allscripts Holdings, LLC	Delaware

Allscripts Holdings 2, LLC	Delaware

Coniston Exchange, LLC	Delaware

Allscripts Healthcare US, LP	Delaware

Allscripts Healthcare, LLC	North Carolina

Allscripts Managed Services, LLC	Delaware

Allscripts Software, LLC	Delaware

California Healthcare Medical Billing, LLC	California

Allscripts Analytics, LLC	Delaware

Allscripts Next, LLC	Delaware

2bPrecise, LLC	Delaware

2bPrecise Ltd.	Israel

PF2 EIS LLC	Delaware

Nathan Holding LLC	Delaware

Practice Fusion, Inc.	Delaware

Ringadoc, Inc.	Delaware

Evalytica, LLC	California

Health Grid Holding Company LLC	Delaware

HealthGrid Coordinated Care Solutions LLC.	Delaware

Health Grid, LLC	Florida

Mahathi Software LLC.	Florida

PF2 Enterprise Information Solutions Canada	Canada

Allscripts Canada Corporation	Canada

Allscripts Healthcare IT (Canada) Corporation (f/k/a NantHealth Canada, Inc.)	Canada

Allscripts Healthcare International Holdings, LLC	Delaware

Allscripts (Mauritius) Limited	Mauritius

Allscripts (India) LLP	India

Nant Health Technologies Private Limited	India

Allscripts Healthcare IT (Malaysia) SDN. BHD.	Malaysia

Allscripts Healthcare IT (Singapore) PTE. LTD.	Singapore

Allscripts Healthcare IT (Australia) PTY. LTD.	Australia

Allscripts Healthcare (IT) UK LTD.	United Kingdom

Allscripts (United Kingdom) Limited	United Kingdom

dbMotion, Ltd.	Israel

dbMotion, Inc.	Delaware

Careport Health, LLC.	North Carolina

Allscripts CV	Netherlands

Allscripts BV	Netherlands

Allscripts Healthcare IT (Mauritius) Limited	Mauritius

Core Medical Solutions Holdings PTY LTD.	Australia

Core Medical Solutions PTY. LTD.	Australia